Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 7th day of January, 2019, by and between First Financial Bank, National Association (“Bank”), a subsidiary of First Financial Corporation (“First Financial”), First Financial, and John E. Peck (“Employee”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated January 7, 2019 (the “Merger Agreement”), between First Financial and HopFed Bancorp, Inc. (“HopFed”), HopFed has agreed to merge with and into First Financial (such transaction is referred as the “Merger”);

WHEREAS, immediately subsequent to the Merger, Heritage Bank USA, Inc. (“Heritage”), a wholly-owned subsidiary of HopFed, will be merged with and into the Bank;

WHEREAS, Employee is currently employed by Heritage pursuant to an Employment Agreement, as amended and restated, by and between Heritage and Employee dated June 20, 2018, and by HopFed pursuant to an Amended and Restated Employment Agreement by and between HopFed and Employee dated June 20, 2018 (collectively, the “Heritage Agreement”), and immediately following the Merger, Employee has agreed to become an employee of the Bank and to provide services for and on behalf of the Bank subject to the terms and conditions of this Agreement; and,

WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Bank, contingent upon consummation of the Merger and the other conditions set forth in Section 3(b) of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, covenant and agree as follows:

1.    Employment. Upon the terms and subject to the conditions set forth in this Agreement, including without limitation Section 3, commencing on the date of consummation of the Merger (the “Effective Date”) the Bank employs Employee and Employee accepts such employment.

2.	Position.

(a)     Employee shall be employed by the Bank for the Term (as defined below) as Market President for the market area currently served by Heritage and agrees to perform such duties in that office as may reasonably be assigned to him by the Bank’s President or Board of Directors. Employee shall report to the Bank’s President.

(b)    Employee shall devote substantially all his business time and efforts to the Bank’s and First Financial’s business. Employee agrees that throughout the period of his employment with the Bank, he will not accept other employment and will not perform any business activities or services, whether or not such activities are pursued for profit, gain or other pecuniary advantage, without obtaining written permission from the Bank’s President or Board of Directors. The Bank and Employee agree that as of the date of this Agreement Employee is a member of the respective Boards of Directors of the entities set forth on Exhibit A and that Employee may continue to serve as a member of such Boards. Employee acknowledges that he has a duty of loyalty to the Bank and First Financial and that he must discharge his duties in good faith. Accordingly, Employee agrees to perform his obligations to the Bank and First Financial loyally and in good faith.

(c)    Employee further agrees that he shall at all times (i) adhere to and comply with any and all business practices and requirement of ethical conduct forth in writing from time to time by the Bank or First Financial, and (ii) provide services in compliance with all federal, state and local laws, regulations and ordinances.

3.	Term.

(a)    Unless terminated earlier in accordance with this Agreement, the term of Employee’s employment pursuant to this Agreement shall be for a period of one (1) year, commencing on the Effective Date; provided, however, that the term of the Agreement may be extended upon its same terms and conditions (except for any increase in salary which may have been awarded by the Bank to Employee) for one additional one-year period beyond the Agreement’s expiration date if the Compensation Committee of the Board of Directors or the Board of Directors of the Bank so determines in its sole discretion by a duly authorized and adopted resolution. For purposes of clarity, the Bank is under no obligation to extend the Term beyond its initial term. The initial term of this Agreement and all extensions thereof are hereinafter referred to individually and collectively as the “Term.” After the expiration of the Term, Employee and the Bank understand that Employee’s employment shall be “at-will,” meaning that the Bank or Employee, or both, may terminate the employment relationship at any time and for any reason with or without advance notice, unless the Parties otherwise agree in writing.

(b)    This Agreement is expressly conditioned upon (i) the Merger being consummated, (ii) completion by First Financial or the Bank of a background investigation of Employee satisfactory to the Bank, (iii) a satisfactory (negative ) drug screening of Employee at the direction of the Bank, (iii) Employee executing and returning to First Financial or the Bank the Non-Disclosure and Non-Solicitation Agreement dated January 7, 2019 by and among First Financial, the Bank, HopFed, Heritage, and Employee (the “Non-Disclosure and Non-Solicitation Agreement”), and (iv) Employee executing and returning to First Financial or the Bank the Mutual Termination of Employment Agreement dated January 7, 2019 by and among First Financial, the Bank, HopFed, Heritage, and Employee. This Agreement shall be void and of no effect unless and until the conditions in this Section 3(b) are satisfied.

4.	Salary/Incentives/Benefits.

(a)    Employee shall receive an annual base salary of Two Hundred Twenty Thousand and No/100 Dollars ($220,000.00), payable at regular intervals in accordance with the Bank’s normal payroll practices in effect from time to time (“Base Salary”).

(b)    During the Term, Employee shall be entitled to participate in the First Financial Corporation 2011 Short Term Incentive Compensation Plan in effect from time to time and generally available to employees of the Bank, on a basis consistent with the terms, conditions and overall administration of the foregoing plan. For purposes of clarity, Employee will not be eligible to participate in the First Financial Corporation 2011 Omnibus Equity Incentive Plan.

(c)    During the Term, the Bank shall furnish for the use of Employee an automobile to be used primarily for Bank business. The Bank shall be responsible for providing or maintaining insurance coverage on the automobile or for any other costs associated with the automobile. Employee agrees and understands that he shall not be entitled to be reimbursed for mileage.

(d)    During the Term, Employee shall be entitled to four (4) weeks of vacation and, if medically necessary, twenty (20) sick/disability days off during the Term and all other rights, benefits and privileges (including health insurance, retirement benefits or other fringe benefits) made generally available by the Bank as of the Effective Date, and from time to time in the future, to the Bank’s employees, on a basis consistent with the terms, conditions and overall administration of the foregoing plans, policies, or programs and with respect to which Employee is otherwise eligible to participate or receive benefits.

(e)    During the Term, Employee shall be reimbursed for his cost of cellular phone service in an amount of up to One Hundred and no/100 Dollars ($100.00) per month. Such reimbursement is subject to Employee timely providing to the Bank an expense report detailing Employee’s cost for such cellular phone service during such month.

(f)    Notwithstanding anything herein to the contrary, Employee hereby understands, acknowledges and agrees that (i) the Bank may, in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, employee benefit and other plans, policies and programs referenced herein at any time and from time to time in the future as provided in such plans and programs and to the extent permitted by applicable law, and (ii) nothing in this Agreement shall obligate the Bank to institute, maintain or refrain from changing, amending or discontinuing any such plans or programs.

(g)    All taxes (other than the Bank’s portion of FICA taxes) on the Base Salary and other amounts payable to Employee pursuant to this Agreement or any plan or program will be paid by Employee. The Bank will be entitled to withhold from the Base Salary and all other amounts payable to Employee pursuant to this Agreement or any plan or program (i) all taxes that, by applicable federal, state, local or other law, the Bank is required to withhold therefrom, and (ii) such other amounts as may be authorized by Employee in writing.

5.    General Policies. All other matters relating to the employment of Employee by the Bank not specifically addressed in this Agreement shall be subject to (a) the general policies and procedures regarding employees of the Bank in effect from time to time, so long as such general policies are not inconsistent with any of the provisions of this Agreement (in which event the provisions of this Agreement shall control), and (b) the Non-Disclosure and Non-Solicitation Agreement.

6.	Termination of Employment.

Unless terminated earlier in accordance with this Agreement and subject to the respective continuing obligations of the Parties as set forth herein, Employee’s employment by the Bank may be terminated prior to the expiration of the Term of this Agreement as follows:

(a)    Termination for Cause by the Bank. Employee’s employment may be terminated by the Bank for Cause. The Bank will provide Employee with written notice of termination informing Employee of his termination pursuant to this provision. “Cause” shall be defined for the purposes of this Agreement as being:

(i)

Employee’s act or omission in the performance of his duties which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the willful violation of the Bank’s charter, articles of association, articles of incorporation, bylaws, policies, or directives;

(ii)

Employee becomes subject to voluntary or involuntary bankruptcy, insolvency, receivership, assignment for the benefit of creditors, or any other type of federal or state law debtor’s proceedings, which are not dismissed or removed within 180 days of initiation;

(iii)

Employee’s conviction of, or plea of guilty, “no contest” or similar plea with respect to, (A) any felony, or (B) any misdemeanor which involves fraud, dishonesty, embezzlement, theft or breach of trust;

(iv)

any requirement or directive from a government regulatory authority having jurisdiction or authority over the Bank to remove Employee from his principal position or to terminate the employment of Employee;

(v)	Employee’s breach of fiduciary duty involving personal profit;

(vi)	Employee’s failure to perform his duties or responsibilities;

(vii)	Employee’s willful violation of any law, rule or regulation or final cease-and-desist order;

(viii)	Employee’s breach or violation of any material policy or procedure of the Bank, including policies prohibiting discrimination or harassment; or

(v)	any material violation or breach of this Agreement.

(b)    Termination by Employee’s Death or Disability.

(i)	Employee’s employment with the Bank shall terminate automatically upon the date of Employee’s death.

(ii)

In compliance with and to the extent permitted by applicable law, Employee’s employment with the Bank shall terminate in the event Employee becomes disabled. Pursuant to the authority of and to the extent permitted by applicable law, Employee shall be deemed to be “disabled” for purposes of this Agreement if the Board of Directors of the Bank in good faith determines that Employee has been unable to perform, on a full-time basis, the essential and regular duties of his employment either (A) for a period of six (6) consecutive months, or (B) for a total of 26 weeks during any 12-month period; provided that authorized vacations or other leaves of absence shall not be counted. For purposes of clarity, the sick/disability days to which Employee is entitled pursuant to Section 4(d) shall be counted for purposes of this Section 6(b)(ii). The date of disability shall be the date on which the requirements stated in this Section 6(b)(ii) are satisfied.

(c)    Voluntary Termination by Employee. This Agreement may be terminated by Employee upon the giving of thirty (30) days’ advance written notice by Employee to the Bank (“Employee Notice of Termination”). If Employee gives such Employee Notice of Termination, the Bank by written notice to Employee may (but need not) elect a date of termination of Employee’s employment which is prior to the end of the notice period specified in the Employee Notice of Termination.

(d)    Termination without Cause by the Bank. Employee’s employment may be terminated by the Bank without a showing of Cause, with or without advance notice. Termination without cause shall mean any termination by the Bank that is not a termination for Cause, as defined in Section 6(a).

(e)    Survival of Certain Employee Obligations. In the event Employee’s employment with the Bank is terminated for any reason, Employee acknowledges and agrees that he shall continue to be bound by the provisions set forth in Sections 8 and 9 of this Agreement and by the Non-Disclosure and Non-Solicitation Agreement.

(f)    Other Rights/Requirements. Nothing in this Agreement shall impair, affect or change any requirements otherwise imposed upon the Bank or Employee by any applicable statute, law, rule, regulation or other legal requirements.

7.	Payments Upon Termination.

(a)    Upon Termination for Cause. In the event of termination of employment for Cause pursuant to Section 6(a), compensation provided for herein shall continue through the date of termination specified in the notice of termination, but shall end as of such date. The date of termination specified in any notice of termination pursuant to Section 6(a) for Cause shall be no earlier than the date of delivery of such notice, determined in accordance with Section 11.

(b)    Upon Employee’s Death or Disability.

(i)

In the event of Employee’s termination pursuant to Section 6(b)(ii) due to the disability of Employee, compensation provided for herein shall continue through the date of termination for disability but shall end as of such date. The date of termination pursuant to Section 7(b)(ii) for disability shall be determined pursuant to Section 6(b)(ii).

(ii)

In the event of Employee’s termination pursuant to Section 6(b)(i) due to the death of Employee, compensation provided for herein shall continue through the date of Employee’s death but shall end as of such date.

(c)     Upon Employee’s Voluntary Termination. In the event of Employee’s voluntary termination pursuant to Section 6(c), compensation provided for herein shall continue through the date of termination but shall end as of such date. The date of termination for purposes of this Section 7(c) for voluntary termination shall be the earlier of the date specified by Employee in the Employee Notice of Termination, or the earlier date which the Bank elects pursuant to Section 6(c).

(d)    Upon Termination without Cause. In the event of termination of employment by the Bank without Cause, the Bank shall pay Employee severance in the form of salary continuation at Employee’s base salary rate then in effect from the date of termination through and until the expiration of the Term, payable at regular intervals in accordance with the Bank’s normal payroll practices in effect from time to time. The date of termination specified in any notice of termination provided pursuant to Section 6(d) without Cause shall be no earlier than thirty (30) days following the date of delivery of such notice, determined in accordance with Section 11.

(e)    Internal Revenue Code Section 409A. The Bank and Employee intend that all severance payments and benefits to be made to Employee hereunder will be provided or paid to Employee in compliance with all applicable provisions of Internal Revenue Code Section 409A (“Section 409A”) and the regulations issued thereunder, and the rulings, notice and other guidance issued by the Internal Revenue Service interpreting the same, and that this Agreement shall be construed and administered in accordance with such intent. This Agreement may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with the benefits and payments to be provided or paid to Employee hereunder. Any such modification shall maintain the original intent and benefit to the Bank and Employee of the applicable provision of this Agreement, to maximum extent possible without violating Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. Any payments hereunder that qualify for the “short-term deferral” or “involuntary separation pay” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. In no event shall Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

8.    No Disparagement. At any time during Employee’s employment or after the termination of his employment with the Bank, regardless of the reason for the termination or however terminated, Employee agrees that he will not disparage the Bank, First Financial or any of its or their affiliates, or its or their business, services, owners, officers, directors, employees, or any dealings of any kind between Employee and the Bank or any affiliate, to any third party. Furthermore, Employee agrees that he will not disparage any of the Bank’s customers, vendors or suppliers, or any other person or entity that did or does business with the Bank, including any of its or their directors, officers, employees, owners and executives, to any third party or otherwise take any action which could reasonably be expected to adversely affect the personal, professional or business reputation of those entities or persons. For purposes of this Agreement, “disparage” shall mean any negative, defamatory, false, or misleading statement, whether written or oral, about those entities or persons, its’ or their work product, or business operations.

9.     Intellectual Property.

(a)    Employee’s duties for the Bank may require or include the application of skill and knowledge toward devising and improving the services, products and business methods of and for the Bank. Employee agrees to cooperate in all lawful acts which may be necessary or desirable in the judgment of the Bank to protect the Bank’s or its nominee’s, ideas, authorships, inventions and discoveries, including (i) applying for, obtaining, maintaining and enforcing copyrights, trade secrets or the like thereon in all jurisdictions of the United States and other countries of the world, and (ii) executing papers and giving testimony appropriate thereto.

(b)    Any Copyrightable Subject Matter (as defined below) created by or contributed to by Employee, whether (i) within the scope of the Employee’s work under this Agreement, (ii) on Employee’s own time, or (iii) without the use of the Bank’s equipment, supplies, systems, or Confidential Information (as described below), to the extent such ideas, inventions and discoveries relate to the subject matter of the Employee’s work for the Bank, constitutes “works made for hire” for purposes of United States copyright law, and that pursuant thereto, the Bank owns all rights, title, and interest in such Copyrightable Subject Matter.

(c)    In the event any Copyrightable Subject Matter created by or contributed to by Employee is held or determined not to be a “work made for hire,” Employee hereby assigns, conveys, and transfers to the Bank exclusive right, title, and interest in and to such Copyrightable Subject Matter without further consideration. For clarity, this Section 9(c) shall apply whether such Copyrightable Subject Matter is created by or contributed to by Employee (i) within the scope of the Employee’s work for the Bank or, (ii) to the extent such ideas, inventions and discoveries relate to the subject matter of the Employee’s work for the Bank, (A) on Employee’s own time or (B) without the use of the Bank’s equipment, supplies, systems or Confidential Information.

(d)    “Copyrightable Subject Matter” means works copyrightable under United States law, including but not limited to, computer programs, designs, mask works, data bases, software support documentation and the like, relating to any of the activities of the Bank. Employee’s “work for the Bank” means work related to those banking and related financial services of the Bank provided during any period in which Employee served in any capacity for the Bank and all banking and related financial services substantially similar to such banking and related financial services.

(e)    “Confidential Information” shall mean any and all materials, records, data, documents, lists, writings, and information of the Bank and/or First Financial (whether in writing, printed, electronically stored, computerized, on disk or otherwise, including, but not limited to, all copies, summaries, analyses, drafts, and extracts), relating or referring in any manner to trade secrets (as currently defined under applicable law, including the Indiana Uniform Trade Secrets Act and any amendments or successor statutes) as well as other non-public financial or proprietary information of the Bank and/or First Financial, including, but not limited to, business reports, business plans, projections, income statements, profit and loss statements, business strategies and/or strategic plans, internal audits, sales information, sales techniques, business costs, product pricing, budgets, research and development, intellectual property, software and/or computer programs, marketing strategies or ideas, marketing plans or materials, business development plans or strategies, records or information relating to customers or account holders of Bank, customer lists, inventions, and processes, systems, methods, documentation or devices used in or pertaining to the business of the Bank and/or First Financial which are unique or proprietary to the business of or services or products of the Bank or First Financial.

10.    Regulatory Oversight.

(a)    If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or any affiliates’ affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)    If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s or any affiliates’ affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)    All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Bank by order of any state or federal banking regulatory agency with supervision of the Bank, the Bank or any of their affiliates, unless stayed by appropriate proceedings, and the Bank shall not be under any obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of the Bank, the Bank or any of their affiliates that performance of such obligations would constitute an unsafe or unsound banking practice.

(d)    If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(e)    Notwithstanding anything herein to the contrary, any payments made to Employee pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 USC §1828(k) and any regulation promulgated thereunder.

11.    Notices.

All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Employee:	John E. Peck

If to the Bank:	First Financial Bank, National Association
One First Financial Plaza
Terre Haute, Indiana 47807
ATTN: President

or such substituted address or person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

12.    Governing Law. Except to the extent that federal law shall be deemed to apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Indiana to be applied. In furtherance of the foregoing, the internal law of the State of Indiana will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Each party hereto agrees and consents to the exclusive jurisdiction of any court sitting in Vigo County, Indiana and the United States District Court for the Southern District of Indiana, Terre Haute Division, and any applicable appellate courts, with respect to all matters relating to this Agreement, waives all objections based on lack of venue and forum non conveniens, and irrevocably consents to the personal jurisdiction of all such courts.

13.    Assignment. This Agreement is personal in nature and no party hereto shall, without consent of the other parties, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that this Agreement may be assigned, without the prior consent of Employee to a successor of the Bank and Employee hereby consents such assignment to a purchaser of all or substantially all of the assets of the Bank or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Bank.

14.    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Bank’s President and Employee. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same or any subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

15.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The Parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for the execution of this Agreement.

17.    Remedies and Enforcement.

(a)    The Bank’s or Employee’s remedies specified in this Agreement are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or available under law or in equity.

(b)    In any action that is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorneys’ fees, paralegal fees, costs and expenses incurred in connection therewith.

(c)    Prior to the initiation of any legal action to resolve any dispute under or breach of this Agreement, the aggrieved party shall give written notice and a thirty (30) day opportunity to cure to the other party. If at the conclusion of the thirty (30) day cure period the dispute or breach is not cured to the satisfaction of the aggrieved party, then legal action may be initiated.

18.    Document Review. The Bank and Employee hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

THE EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO FIRST FINANCIAL AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

19.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and expressly supersedes any prior agreements relating to the subject matter hereof, including the Heritage Agreement. This Agreement does not, in any way, affect the Non-Disclosure and Non-Solicitation Agreement, which remains in full force and affect. The terms of the Non-Disclosure and Non-Solicitation Agreement shall control in the event of a dispute between the two agreements.

20.    Construction. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement; accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party. Unless the context of the Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) “or” has the inclusive meaning frequently identified with the phrase “and/or”; (c) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including but without limitation”; (d) references to one gender include all genders; and (e) references to “herein,” “hereunder,” “hereof” or “herein below” relate to the Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement (including this Agreement) shall be deemed to include such statute, rule, regulation, or agreement as it may be modified, varied, amended, or supplemented from time to time.

21.    Section Headings. Section headings are inserted into this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

22.    Disclaimer. Nothing in this Agreement shall be construed to prohibit Employee from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.

23.    Severability. Each of the provisions of this Agreement is distinct and severable. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, for any reason, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above written.

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Norman L. Lowery
Norman L. Lowery
President and Chief Executive Officer

FIRST FINANCIAL CORPORATION

By:	/s/ Norman L. Lowery
Norman L. Lowery
President and Chief Executive Officer

EMPLOYEE

/s/ John E. Peck
John E. Peck